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                                                                    EXHIBIT 23.1



              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 of Lockheed Martin Corporation for the registration of $500 million of debt securities, as such section is incorporated by reference from the Registration Statement on Form S-3 (File No. 333-71409), and to the incorporation by reference therein of our report dated January 22, 1999, except for the third paragraph of Note 4, as to which the date is February 11, 1999, with respect to the consolidated financial statements of Lockheed Martin Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                              /s/ Ernst & Young LLP

Washington, D.C.
November 15, 1999